                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                 (RULE 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2 (b)


                               TIBCO SOFTWARE INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                    COMMON STOCK, $0.001 par value per share
-------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    88632Q103
-------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2000
-------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        [ ]    Rule 13d-1(b)
        [ ]    Rule 13d-1(c)
        [X]    Rule 13d-1(d)

--------------------                                         -----------------
CUSIP NO.  88632Q103                                         PAGE 2 OF 5 PAGES
--------------------                                         -----------------

                                      13G

--------------------------------------------------------------------------------
  1.    NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                     Cisco Systems, Inc.
                     Tax ID Number: 77-0059951
--------------------------------------------------------------------------------
  2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) [ ]
                                                                        (b) [ ]
        Not Applicable
--------------------------------------------------------------------------------
  3.    SEC USE ONLY

--------------------------------------------------------------------------------
  4.    CITIZENSHIP OR PLACE OF ORGANIZATION
                      State of California
--------------------------------------------------------------------------------
           NUMBER OF               5.    SOLE VOTING POWER
             SHARES                      13,095,000
          BENEFICIALLY            ----------------------------------------------
            OWNED BY               6.    SHARED VOTING POWER
              EACH                       0
           REPORTING              ----------------------------------------------
          PERSON WITH              7.    SOLE DISPOSITIVE POWER
                                         13,095,000
                                  ----------------------------------------------
                                   8.    SHARED DISPOSITIVE POWER
                                         0
--------------------------------------------------------------------------------
  9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         13,095,000
--------------------------------------------------------------------------------
  10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                                     [ ]

--------------------------------------------------------------------------------
  11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         6.74%
--------------------------------------------------------------------------------
  12.    TYPE OF REPORTING PERSON
         CO
--------------------------------------------------------------------------------

ITEM 1(a).     NAME OF ISSUER:

               Tibco Software Inc.
               -----------------------------------------------------------------

ITEM 1(b).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               3165 Porter Drive, Palo Alto, California 94304
               -----------------------------------------------------------------

ITEM 2(a).     NAME OF PERSON FILING:

               Cisco Systems, Inc.
               -----------------------------------------------------------------

ITEM 2(b).     ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR IF NONE, RESIDENCE:

               170 West Tasman Drive, San Jose, California 95014
               -----------------------------------------------------------------

ITEM 2(c).     CITIZENSHIP:

               State of California
               -----------------------------------------------------------------

ITEM 2(d).     TITLE OF CLASS OF SECURITIES:

               Common Stock, $0.001 par value per share
               -----------------------------------------------------------------

ITEM 2(e).     CUSIP NUMBER:

               88632Q103
               -----------------------------------------------------------------

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b) OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

  (a) [ ] Broker or dealer registered under Section 15 of the Exchange Act.
  (b) [ ] Bank as defined in Section 3(a)(6) of the Exchange Act.
  (c) [ ] Insurance company as defined in Section 3(a)(19) of the Exchange Act.
  (d) [ ] Investment company registered under Section 8 of the Investment Company Act.
  (e) [ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);
  (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);
  (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);
  (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;
  (i) [ ] A church plan that is excluded from definition of an investment company under Section 3(c)(14) of the Investment
          Company Act;
  (j) [ ] Group, in accordance with rule 13d-1(b)(1)(ii)(J).

               Not Applicable.

ITEM 4.        OWNERSHIP.

               The following information with respect to the ownership of the Common Stock of the Issuer by the Person filing this Statement is provided as of December 31, 2000:


               (a)    Amount beneficially owned:                        13,095,000 shares
                                                ------------------------------------------------

               (b)    Percent of Class:                                         6.74%
                                       ---------------------------------------------------------

               (c)    Number of shares as to which such person has:

                      (i)    Sole power to vote or to direct the vote:              13,095,000
                                                                      --------------------------
                      (ii)   Shared power to vote or to direct the vote:               0
                                                                        ------------------------

                      (iii)  Sole power to dispose or to direct the disposition of: 13,095,000
                                                                                   -------------
                      (iv)   Shared power to dispose or to direct the disposition of:  0
                                                                                     -----------


ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

               Not Applicable.

ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

               Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

               Not Applicable.

ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

               Not Applicable.

ITEM 9.        NOTICE OF DISSOLUTION OF GROUP.

               Not Applicable.


ITEM 10.       CERTIFICATIONS.

               Not Applicable.

                                    SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                   Dated: February 14, 2001
                                         ---------------------------------------


                                   CISCO SYSTEMS, INC.


                                   By:    /s/ LARRY CARTER
                                      ------------------------------------------
                                   Name:  Larry Carter
                                        ----------------------------------------
                                   Title: Senior Vice President, Finance and
                                        ----------------------------------------
                                          Administration, Chief Financial
                                        ----------------------------------------
                                          Officer and Secretary
                                        ----------------------------------------